Exhibit 99.1

NEWS RELEASE
Contacts: MSC Income Fund, Inc. Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com Cory E. Gilbert, CFO, cgilbert@mainstcapital.com 713-350-6000
MSC Income Fund Announces
Amendment and Extension of its Corporate Credit Facility

Maturity of the Facility Extended to May 2029; Interest Rate Reduced

HOUSTON, November 13, 2024 – MSC Income Fund, Inc. (the “Company”) is pleased to announce the recent amendment of its senior secured revolving credit facility (the “Corporate Facility”). The recently closed amendment provides extensions of the revolving period to November 2028 and the final maturity date to May 2029. The interest rate for outstanding borrowings was also decreased under the amended Corporate Facility to, subject to the Company’s election, on a per annum basis, a rate equal to (i) SOFR plus 2.05% (from 2.50%) or (ii) the base rate plus 1.05% (from 1.40%). In addition to the revolving period and maturity extensions, lower interest rate and other beneficial changes in the amendment, the Company continues to maintain two, one-year extension options under the amended Corporate Facility which could extend the revolving period and final maturity of the Corporate Facility for up to two additional years, subject to certain conditions, including lender approval.

ABOUT MSC INCOME FUND, INC.
The Company (www.mscincomefund.com) is a principal investment firm that primarily provides debt capital to private companies owned by or in the process of being acquired by a private equity fund and also provides customized long-term debt and equity capital solutions to lower middle market companies. The Company’s portfolio investments are typically made to support leveraged buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. The Company seeks to partner with private equity fund sponsors and primarily invests in secured debt investments within its private loan investment strategy. The Company seeks to partner with entrepreneurs, business owners and management teams and generally provides customized “one-stop” debt and equity financing solutions in its lower middle market investment strategy. The Company’s private loan portfolio companies generally have annual revenues between $25 million and $500 million. The Company’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million.

ABOUT MSC ADVISER I, LLC
MSC Adviser I, LLC is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. It currently manages investments for external parties, including the Company.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the availability of future financing capacity under the Corporate Facility. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.

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